E X H I B I T  12
                                 - - - - - - -  --



                               THE WHITE ELK FUNDS

                   -------------------------------------------

                     Form of Consent and Opinion of Counsel
                            as to Legality of Shares

                   -------------------------------------------

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Hughes Hubbard & Reed LLP
---------------------------
                                                   One Battery Park Plaza
                                                   New York, New York 10004-1482
                                                   Telephone: 212-837-6000
                                                   Facsimile: 212-422-4726


                                                                      EXHIBIT 12





                                                             _____________, 1998



The White Elk Funds
153 East 53rd Street
New York, New York 10022

                  Re:  The White Elk Funds
                       --------------------

Dear Ladies and Gentlemen:

          The White Elk Funds (the "Trust") is an open-end, diversified management investment company organized as a Massachusetts business trust that currently offers investors a selection of eleven investment funds (the "Funds") pursuant to a Declaration of Trust dated November 11, 1997. The Trust is intended to be a funding vehicle for variable annuity contracts and variable life insurance policies to be offered by the separate accounts of life insurance companies. Shares of the Trust are also offered directly to qualified pension and retirement plans.

          We have, as counsel, participated in various business and other matters related to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Declaration of Trust and By-Laws of the Trust, the minutes of meetings of the trustees and other documents relating to the organization and operation of the Trust, and we generally are familiar with its business affairs. Based on the foregoing, it is our opinion that the unlimited number of unissued Shares which are currently being registered may be legally and validly issued from time to time in accordance with the Trust's Declaration of Trust and By-Laws and subject to compliance with the Securities Act of 1933, the Investment Company Act of 1940, and applicable state laws regulating the offer and sale of securities; and when so issued, will be legally issued, fully paid and nonassessable by the Trust. The Trust is an entity of the type commonly known as a "business trust." Under the laws of certain states, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. The Declaration of Trust provides that the Trust shall not have any claim against shareholders except for the payment of the purchase price of shares. It also requires that each note, bond, contract, certificate or other undertaking issued by or on behalf of the Trust or the Trustees include a provision limiting the obligations created thereby to the Trust and its assets. The Declaration of Trust further provides (i) for indemnification out of the assets of the applicable series for all losses and






47, Avenue Georges        1775 I Street,       350 South Grand        201 South Biscayne Boulevard
Mandel                    N.W. Washington,     Avenue                 Miami, FL
75116 Paris, France       D.C.                 Los Angeles, CA        33131-4332
(33) (1) 44.05.80.00      20006-2401           90071-3442             305-358-1666
                          202-721-4600         213-613-2800



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    Hughes Hubbard & Reed LLP
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expenses of any shareholder  held  personally  liable for the obligations of the
Trust solely by virtue of ownership of shares of the Trust and (ii) for the Trust, upon the request of a shareholder, to assume the defense of any claim against the shareholder for any act or obligation of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the applicable series would be unable to meet its obligations.

          We hereby consent to the filing of this opinion in connection with the Trust's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission.


                                            /s/  Hughes Hubbard & Reed LLP